Exhibit 10.1.13
PTC INC.
2000 Equity Incentive Plan
Restricted Stock Unit Certificate
Grant No. _________
PTC Inc. (the “Company”), a Massachusetts corporation, hereby grants to the person named below restricted stock units (“Restricted Stock Units” or “RSUs”) representing the right to receive shares of Common Stock, $0.01 par value, of the Company (the “Award”) under and subject to the Company’s 2000 Equity Incentive Plan (the “Plan”) on the terms and conditions set forth below. By accepting this award, the Employee agrees to those terms and conditions, including without limitation the non-solicitation, non-interference and noncompetition obligations set forth in Sections 13, 14 and 15, respectively, in the terms and conditions below.

Name of Holder:    ____________________________
Employee ID No.:    ____________________________

Number of Target Restricted Stock Units:    __________________
Date of Grant:    __________________

Vesting Schedule:    See Schedule 1: Performance Criteria and Vesting

The shares issuable upon vesting of this Award will not be released until all applicable withholding taxes have been collected from the Holder or otherwise provided for.
PTC INC.

By:
James E. Heppelmann
President & Chief Executive Officer

PTC INC. 2000 EQUITY INCENTIVE PLAN
Restricted Stock Unit Terms and Conditions
1.Plan Incorporated by Reference. This Award is issued pursuant to the terms of the Plan and may be amended as provided in the Plan. Capitalized terms used and not otherwise defined in this certificate have the meanings given to them in the Plan. This certificate does not set forth all of the terms and conditions of the Plan, which are incorporated herein by reference. The Committee administers the Plan and its determinations regarding the operation of the Plan are final and binding. Copies of the Plan may be obtained upon written request without charge from the Legal Department of the Company.
2.    Restricted Stock Units. Each Restricted Stock Unit represents the right to receive one share of Common Stock, subject to the fulfillment of the vesting conditions.
3.    Vesting of Restricted Stock Units; Issuance of Common Stock. Subject to Sections 5, 6 and 9 below, upon each vesting of a Restricted Stock Unit in accordance with the vesting schedule set forth on the face of this certificate (each, a “Vest Date”), the Company shall issue to the Holder one share of Common Stock for each Restricted Stock Unit that vests on such Vest Date (the “Shares”) as soon as practicable after such Vest Date, but in no event later than March 15 of the following calendar year.
4.    Award and Restricted Stock Units Not Transferable. This Award and the Restricted Stock Units are not transferable by the Holder.
5.    Termination of Employment or Engagement. Except as may be provided in Sections 10 and 17 hereof, if the Holder’s status as an employee or consultant of the Company and all Affiliates is terminated for any reason (voluntary or involuntary and including disability, death or retirement), all Restricted Stock Units that remain unvested shall thereupon immediately and irrevocably terminate and unvested RSUs and the underlying Shares in respect of such RSUs shall immediately and irrevocably be forfeited. Notwithstanding the foregoing, if the Holder is on military, sick leave or other leave of absence approved by the Company, his or her employment or engagement with the Company (or its Affiliate) will be treated as continuing intact if the period of such leave does not exceed ninety (90) days, or, if longer, so long as the Holder’s right to reemployment or the survival of his or her service arrangement with the Company (or its Affiliate) is guaranteed either by statute or by contract; otherwise, the Holder’s employment or engagement will be deemed to have terminated on the 91st day of such leave. .
6.    Retirement. Notwithstanding Section 5, if the Holder’s status as an employee of the Company and all Affiliates terminates by reason of a Covered Retirement, as defined below, unvested Restricted Stock Units will remain outstanding and continue to vest and be settled on each remaining Vest Date without regard to the requirement that the Holder be employed by the Company and all Affiliates. For purposes hereof, a “Covered Retirement” is the voluntary termination of a Retirement Eligible Individual who has provided the Company not less than six months’ prior notice of such employee’s intent to retire from the Company or an Affiliate. A “Retirement Eligible Individual” means an employee of the Company or an Affiliate who is 65 years of age or older and has at least 15 years of credited employment service with the Company and/or all Affiliates.
7.    No Right to Shares or as a Stockholder. The Holder shall not have any right in, to or with respect to any of the Shares (including voting rights or rights with respect to dividends paid on the Common Stock) issuable under the Award until the Award is settled by issuance of such Shares to the Holder.
8.    Payment of Taxes. (a) The Holder shall pay to the Company, or make provision satisfactory to the Committee for payment of, any taxes required by law to be withheld with respect to the Shares no later than the date of the event creating the tax liability and in any event before any Shares are delivered to the Holder. The Company and its Affiliates may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind due to the Holder. The Company may, in its discretion, withhold from the Shares delivered to the Holder for any Vest Date such number of Shares as the Company determines is necessary to satisfy the minimum tax obligations required by law to be withheld or paid in connection with the issuance of such Shares, valued at their Fair Market Value on the date of issuance.
(b) With respect to a Retirement Eligible Individual, the Company may, in its discretion, accelerate the vesting and settlement of a portion of the Restricted Stock Units to the extent necessary to pay the Federal Insurance Contributions Act (FICA) tax imposed under Sections 3101, 3121(a) and 3121(v)(2) of the Code and to pay the income tax at source on wages imposed under Section 3401 of the Code or the corresponding withholding provision of applicable state, local or foreign tax laws as a result of the payment of the FICA tax, and to pay the additional income tax at source on wages attributable to the pyramiding section 3401 wages and taxes; provided that the total payment under this acceleration provision cannot exceed the aggregate of the FICA tax amount, and the income tax withholding related to such FICA amount (as permitted under Treasury Regulation Section 1.409A-3(j)(4)(vi); and provided further that any RSUs vested and settled in accordance with this Section will reduce, share-for-share, that portion of the Award that would vest on the immediately following Vest Date.
9.    Specified Employee Delay under Section 409A of the Code. The Company shall delay the issuance of any Shares upon any Vest Date to the extent necessary to comply with Section 409A(a)(2)(B)(i) of the Code (relating to payments made to “specified employees” as a result of their separation from service) to the date that is six months and one day following the date of the Holder’s separation from service (or shorter period ending on the date of the Holder’s death following such separation).
10.    Change in Control.
(a)  In order to preserve Holder’s rights under this Award in the event of a change in control of the Company (as defined by the Committee), the Committee in its discretion may at any time take one or more of the following actions: (i) provide for the acceleration of any Vest Date, (ii) provide for payment to the Holder of cash or other property with a Fair Market Value equal to the amount that would have been received with respect to the Shares had the Award fully vested upon the change in control, (iii) adjust the terms of this Award in a manner determined by the Committee to reflect the change in control, (iv) cause the Award to be assumed, or new rights substituted therefor, by another entity, or (v) make such other provision as the Committee may consider equitable to the Holder and in the best interests of the Company.
(b)  Notwithstanding anything to the contrary in any agreement between the Holder and the Company, including any Executive Agreement that provides for certain treatment of outstanding equity in connection with a change in control of the Company, this Section 10(b) rather than the provisions of any such agreement shall control with respect to this Award in the event of a change in control of the Company. In the event of a change in control of the Company:
(i)  Upon such change in control, (A) any performance criteria applicable to this Award shall be deemed to have been met at the greater of (x) the Target performance level or (y) the estimated achievement level as of the date of the change in control (such greater level, the “CIC Level”) for each of the open performance measurement periods and any RSUs that could have been earned for achievement above the CIC Level shall be automatically cancelled, (B) such CIC Level RSUs shall remain unvested and shall vest in accordance with the vesting schedule; provided that if this Award is not assumed or a cash payment of equivalent value is not substituted therefor (in either case with vesting terms no more restrictive than those of this Award) by any acquirer of or successor to the Company, then this Award shall become vested at the CIC Level upon such change in control, and (C) this Award shall be deemed amended to provide that, notwithstanding any provision of the Plan, this Award may not be terminated or forfeited without the Holder’s written consent (provided that this shall not prevent termination (1) of any unvested portion hereof that is terminated or forfeited upon termination of the Holder’s employment (other than a change in control termination covered by this Section 10(b)), or (2) upon payment of a cash payment equivalent to the value of this Award at the CIC Level); and
(ii)  Upon a change in control termination (as such term may be defined in any existing agreement), all unvested CIC Level RSUs shall immediately become vested and distributable in full, and, if such change in control termination would entitle the Holder to a Make-Up Payment (as such term may be defined in any existing agreement) with respect to this Award under any existing agreement, then the Holder shall be entitled to such Make-Up Payment with respect to this Award.
11.    Securities and Other Laws. It shall be a condition to the Holder’s right to receive the Shares hereunder that the Company may, in its discretion, require (a) that the Shares shall have been duly listed, upon official notice of issuance, upon any national securities exchange or automated quotation system on which the Company’s Common Stock may then be listed or quoted, (b) that either (i) a registration statement under the Securities Act of 1933 with respect to the Shares shall be in effect, or (ii) in the opinion of counsel for the Company, the proposed issuance and delivery of the Shares to the Holder shall be exempt from registration under that Act and the Holder shall have made such undertakings and agreements with the Company as the Company may reasonably require, and (c) that such other steps, if any, as counsel for the Company shall consider necessary to comply with any law applicable to the issue of such Shares by the Company shall have been taken by the Company or the Holder, or both.
12.    No Right To Employment. No person shall have any claim or right to be granted an Award. The Holder is an employee-at-will (that is to say that either the Holder or the Company or any Affiliate may terminate the employment relationship at any time for any reason or no reason at all) unless, and only to the extent, provided in a written employment agreement for a specified term executed by the chief executive officer of the Company or his duly authorized designee or the authorized signatory of any Affiliate. Neither the adoption, maintenance, nor operation of the Plan nor any Award thereunder shall confer upon the Holder any right with respect to the continuance of his or her employment by the Company or any such Affiliate nor shall they interfere with the right of the Company (or Affiliate) to terminate the Holder at any time or otherwise change the terms of employment, including, without limitation, the right to promote, demote or otherwise re-assign the Holder from one position to another within the Company or any Affiliate.
13.    Solicitation or Hiring of PTC Employees. The Holder agrees that during Holder’s employment and for a period of one (1) year after termination of Holder’s employment (whether voluntary or involuntary), the Holder will not recruit or hire, or attempt to recruit or hire, or assist any third party in any attempt to recruit or hire, any employee of PTC or any PTC subsidiary or ex-employee of PTC or a PTC subsidiary whose employment was terminated less than six (6) months prior to the date of such recruitment or hiring.
14.    Business Interference. The Holder agrees that during Holder’s employment with PTC and for a period of one (1) year after termination (whether voluntary or involuntary), the Holder will not:
a.make known to any person, firm or corporation the names and/or contact information of any customers or accounts, or prospective customers of PTC or a PTC subsidiary (each a “PTC Account”); or
b.solicit, divert or take away, or attempt to divert or take away, the business or patronage of any PTC Accounts, or accept any unsolicited business or patronage for products or services similar to those offered by PTC from any PTC Accounts, in each case insofar as they were identified, contacted, solicited or served by the Holder, either directly or indirectly, while the Holder was a PTC employee; or
c.otherwise interfere with, disrupt or attempt to disrupt relations between PTC and any of its employees, contractors, vendors or PTC Accounts.
15.    Noncompetition. The Holder agrees that during Holder’s employment and for a period of one (1) year after termination (whether voluntary or involuntary), the Holder will not provide services, in any capacity, whether as an employee, independent contractor or otherwise, for any (a) competitor of PTC (including, but not limited to, Dassault Systems, Siemens PLM, Autodesk, Oracle PLM, SAP PLM) or any distributor or reseller of any PTC competitor, or (b) any company that is planning to offer products or services that will compete with PTC products or services. The Holder acknowledges that the appropriate geographic boundary for the foregoing non-competition restriction includes: (i) any market within the United States in which PTC provides products or services; and (ii) any non-U.S. market in which PTC provides products or services.
16.    Cancellation of Award; Recoupment of Amounts Realized. The Holder agrees that, pursuant to the Company’s Executive Compensation Recoupment Policy as in effect on the date of this Award (the “Policy”), the Company may (a) cancel this Award and all or any portion of the Restricted Stock Units, (b) reacquire for any or no consideration all or any portion of the Shares following issuance (if such Shares are then held by the Holder or any person to whom the Holder transferred Shares other than for fair market value (a “Covered Transferee”)), and/or (c) recoup any amounts realized by the Holder and/or any Covered Transferee with respect to the Shares. The Holder agrees that he or she will, promptly upon request by the Company pursuant to the Policy, (x) return to the Company for cancellation any certificate representing the Shares and/or (y) pay to the Company up to the total amount realized by the Holder and/or any Covered Transferee with respect to the Shares, and that the Company and/or any of its affiliates may, to the extent permitted by law, deduct any such amount from any payment of any kind due to the Holder. All determinations by the Committee hereunder shall be final and binding on all interested parties. Any dispute with respect to the terms of this Award or any such recoupment shall be resolved by confidential, binding arbitration in Boston, Massachusetts before the American Arbitration Association, under its Commercial Arbitration Rules.
17.    Effect of Death or Disability. Notwithstanding anything to the contrary in any agreement between the Holder and the Company, including any Executive Agreement that provides for certain treatment of outstanding equity in connection with the Holder’s death or disability, this Section 17 rather than the provisions of any such agreement shall control with respect to this Award in the event of Holder’s death or disability. In the event of Holder’s death or Disability (as such term may be defined in such an agreement), (i) any performance criteria applicable to this Award shall be deemed to have been met at the Target level for each of the open performance measurement periods and any RSUs that could have been earned in excess of the Target RSUs shall automatically be cancelled, and (ii) all of the unvested Target RSUs shall immediately become vested and distributable in full.
18.    Miscellaneous. The Holder agrees that the obligations imposed on the Holder in this Agreement will apply during Holder’s employment with PTC and will survive the termination of Holder’s employment. The Holder further agrees that any change in Holder’s position, title or responsibilities while employed by PTC will not invalidate or otherwise affect the validity or enforceability of this Agreement. The Holder agrees that the restrictions imposed in Section 15 are necessary to protect PTC’s trade secrets, Proprietary Information, know-how, business and goodwill. The Holder agrees that the non-competition agreement in Section 15 is reasonable in duration, geographical area and scope. The Holder acknowledges that the provisions of Section 15 are a material term of Holder’s employment relationship and that PTC would not have employed the Holder or issued this RSU award absent this agreement. The obligations in Sections 13, 14 and 15 of these Terms and Conditions will apply whether Holder’s actions are taken individually or as a principal, agent, officer, director, employee, consultant, partner, member or shareholder (other than as the passive holder of less than 5% of the shares of a publicly traded company) of any firm, corporation or other entity or group or otherwise, alone or in association with any other individual, firm, corporation or other entity or group.

[Schedule 1:    Performance Criteria and Vesting]